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                                                                    EXHIBIT 99.a

                     AMENDMENT NUMBER 2 TO RIGHTS AGREEMENT


     This Second Amendment hereby amends the Preferred Shares Rights Agreement dated as of December 8, 1998, as heretofore amended, between Ronson Corporation, a New Jersey corporation (the "Company"), with offices at Corporate Park III, Campus Drive, Somerset, New Jersey 08875 and Registrar and Transfer Company, with an address at 10 Commerce Drive, Cranford, New Jersey (the "Rights Agent").

                                   WITNESSETH

     WHEREAS, the Company has entered into a Preferred Shares Rights Agreement dated as of December 8, 1998, (the "Agreement"), as heretofore amended, between the Company and Registrar and Transfer Company; and

     WHEREAS, the Board of Directors of the Company, after due consideration, has determined to amend the Agreement, as set forth below, in order to take into account various recommendations made to it and contained in a report of a special committee of independent directors of the Company, which report is dated September 9, 2003; and

     WHEREAS, the Board of Directors of the Company, after due consideration, has determined that the amendment of the Agreement, as provided herein, is in the best interests of the Company and its shareholders;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1. The definition of Acquiring Person set forth in Section 1(a) of the Agreement, is hereby amended in its entirety to read as follows:

          "(a) "Acquiring Person" shall mean, subject to the provisions set forth in clauses (i), (ii) and (iii) of this definition, any Person, other than Louis V. Aronson II and his heirs, executors, administrators and assignees, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 12% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing:



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     (i) no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 12% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 12% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 12% or more of the Common Shares of the Company then outstanding;

     (ii) an acquisition of Beneficial Ownership of Common Shares of the Company by Louis V. Aronson II and his heirs, executors, administrators and assignees, exclusive of the following acquisitions:

          (a) any acquisition by any employee benefit plan of the Company or of any Subsidiary of the Company for the benefit of any employee of the Company or of any Subsidiary of the Company of which Louis V. Aronson acts as trustee, and (b) any Common Shares acquired as a result of stock splits, stock dividends, stock combinations or similar changes, which shall increase the Beneficial Ownership of Common Shares of the Company by Louis V. Aronson II and his heirs, executors, administrators and assignees to more than 29.35% of the Common Shares then outstanding, exclusive of the Beneficial Ownership of:

          (a) Shares Beneficially Owned by any employee benefit plan of the Company or of any Subsidiary of the Company for the benefit of any employee of the Company or of any Subsidiary of the Company of which Louis V. Aronson acts as trustee, and (b) Common Shares acquired as a result of stock splits, stock dividends, stock combinations or similar changes, shall cause the said Louis V. Aronson II or his heirs, executors, administrators and assignees, as the case may be, to be deemed to be an Acquiring Person for the purposes of this Agreement; and


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          (iii) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement."

     2. Section 23(c) of the Agreement is hereby deleted in its entirety.

     3. The form of Rights Certificate attached to the Agreement and all other related documents shall be modified, where appropriate, to make reference to this amendment.

     4. Except as so amended, the Agreement, as heretofore amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


REGISTRAR AND TRANSFER CO.                 RONSON CORPORATION
Rights Agent


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                                           Louis V. Aronson, II
                                           President and Chief Executive Officer